EXHIBIT 10.10

May 7, 2010

Dear Ajay Bansal:

I am pleased to offer you the position of Chief Financial Officer for Complete Genomics, Inc. (“CGI”). In this position you will report to the President.

Your annual salary will be paid at a rate of $20,833.33 per month. In addition, you will receive a $20,000.00 signing bonus. You will also be eligible to receive an annual incentive bonus of $70,000.00 at plan (pro-rated based on your start date, paid quarterly), based on achievement of key revenue milestones and other key metrics in accordance with Complete Genomics, Inc. 2010 Management Bonus Plan. In addition, I will recommend to the Board of Directors that you be granted an option to purchase 128,000 shares of CGI common stock, subject to the terms and conditions of the Complete Genomics, Inc. 2006 Equity Incentive Plan and Stock Option Agreement. This option is subject to vesting on the following schedule: the shares subject to the option will become vested, and the option will become exercisable with respect to 25% of the shares following twelve months of continuous employment, and with respect to an additional 2.0833% of the shares for each subsequent month of employment thereafter. I will further recommend to the Board of Directors that your shares be subject to accelerated vesting in the event of change of control of CGI and your constructive termination (“double-trigger acceleration”) as described in Appendix A. Currently, there is a total of 17 million common and preferred shares including authorized options outstanding; it is anticipated that substantial additional shares will be issued to future employees and investors, resulting in dilution for all shareholders and option holders. The number of options granted may be adjusted for stock splits.

Our benefits, payroll and other human resource management services are provided through TriNet Employer Group, Inc. In addition to ten paid holidays per year, you will be eligible for 20 paid days off per year, which accrue at the rate of 1.67 days per month of employment, up to a maximum of 30 days. CGI will give you an Employee Handbook and other information concerning standard policies and benefits. Regardless of which health care plan offered to you by CGI you choose, or how many people you choose to have covered under that plan, CGI will pay $450 per month of your health care premiums. If the CGI health care plan you chose costs CGI less than $450 per month, the difference will be added to your monthly salary. CGI and/or TriNet may modify, revoke, suspend or terminate any of the terms communicated to you in whole or in part, at any time, with or without notice.

Your employment with CGI is at will and therefore may be terminated by you or the company at any time and for any reason, with or without cause and with or without notice. This at-will employment relationship will remain in effect throughout your employment with the company and any of its subsidiaries or affiliated entities, and may only be modified by an express written

2071 Stierlin Court, Mountain View CA 94043 USA | Tel +1 (650) 943-2800	completegenomics.com

contract for a specified term signed by you and the President of the company. It may not be modified by any oral or implied agreement.

In accordance with CGF’s standard policy, this offer is contingent upon your completing and executing a Proprietary Information and Inventions Agreement, completing the standard new employee enrollment documentation, and providing proof of your right to work in the United States on your first day of work.

This offer is valid through May 10, 2010. You may indicate your acceptance of this offer by signing the acknowledgment below, indicating your intended start date will be no later than May 10, 2010, and returning it to me by May 10, 2010.

Ajay, we are all looking forward to your joining the CGI team and contributing to this exciting venture.

Sincerely,

/s/ Clifford A. Reid
Clifford A. Reid
President & CEO

/s/ Ajay Bansal	5/7/2010	5/10/2010
Accepted by Ajay Bansal	Date Accepted	Intended Start Date

2071 Stierlin Court, Mountain View CA 94043 USA | Tel +1 (650) 943-2800	completegenomics.com

Appendix A

Vesting Acceleration:

One hundred percent (100%) of the Shares subject to the Option shall vest and become exercisable if the Optionee is terminated without Cause or is Constructively Terminated within 12 months of a Change of Control; provided that the Optionee provides the Company, or its successor, with and fails to revoke a signed general release of all claims.

“Cause” shall mean: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust the Optionee with important matters or otherwise work effectively with the Optionee, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the Optionee’s failure or refusal by the Optionee to work diligently to perform tasks or to work toward the achievement of goals reasonably requested by the Board of Directors of the Company (the “Board”), provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

“Constructive Termination” shall mean the Optionee’s resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after the Optionee’s delivery of written notice thereof: (i) the delegation to the Optionee of duties or the reduction of the Optionee’s duties, either of which substantially reduces the nature, responsibility, or character of the Optionee’s position immediately prior to such delegation or reduction; (ii)a material reduction by the Company in the Optionee’s base salary in effect immediately prior to such reduction, except to the extent the base salaries of all other executives of the Company are similarly reduced; (iii)a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which the Optionee was entitled prior to such reduction; or the taking of any action by the Company that would adversely affect the Optionee’s participation in any plan, program or policy generally applicable to employees of equivalent seniority, except to the extent the kind or level of employee benefits or fringe benefits of all other executives of the Company are similarly reduced; and (iv) the Company’s requiring the Optionee to

2071 Stierlin Court, Mountain View CA 94043 USA | Tel +1 (650) 943-2800	completegenomics.com

relocate the Optionee’s office to a place more than forty (40) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with the Optionee’s present business travel obligations shall not be considered a relocation).

“Change in Control” means the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity or (2) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2071 Stierlin Court, Mountain View CA 94043 USA | Tel +1 (650) 943-2800	completegenomics.com